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                                                 PRUDENTIAL MUTUAL FUNDS  [LOGO]
                                                    BUILDING YOUR FUTURE
                                                     ON OUR STRENGTH-SM-

PRUDENTIAL INCOMEVERTIBLE-Registered Trademark- FUND, INC.

                                                                   July 26, 1995

  Dear Shareholder of Prudential IncomeVertible-Registered Trademark- Fund,
  Inc.:

  You may be aware that the Board of Directors of Prudential IncomeVertible-Registered Trademark- Fund, Inc. has recently approved a proposal to transfer the assets and liabilities of your fund in exchange for shares of Prudential Allocation Fund (Conservatively Managed Portfolio). Effective with the closing of the transaction, the name of the Conservatively Managed Portfolio will be changed to "the Balanced Portfolio" to better reflect the Portfolio's "balanced" management style.

  The enclosed proxy materials describe this proposal in detail. If the proposal is approved and implemented, you will automatically become a shareholder of the Balanced Portfolio.

  The Board of Directors and I strongly recommend that you vote FOR the proposal. We believe that this transaction serves your interests in the following ways:

  - SIMILAR STRATEGIES. The funds' investment objectives and strategies, while not identical, are similar.

  - SAME PORTFOLIO MANAGER. Gregory P. Goldberg, portfolio manager of Prudential IncomeVertible-Registered Trademark- Fund, also manages Prudential Allocation Fund (Conservatively Managed Portfolio). Mr. Goldberg is a growth-oriented equity investor and a total return oriented fixed-income investor who utilizes a "balanced" approach in managing the Portfolio.

  - INVESTMENT OPPORTUNITY. Convertible securities, in which Prudential IncomeVertible-Registered Trademark- Fund primarily invests, represent a small (and shrinking) sector in the investment market. In contrast, the Conservatively Managed Portfolio can invest in a broad array of stocks, bonds and money market instruments, including convertible securities if it so wishes. Such a well-diversified portfolio can potentially expose your assets to some of today's most appealing investment opportunities. The Portfolio's investment policies and risks are detailed in the enclosed prospectus.

  - A HISTORY OF STRONG PERFORMANCE. The Conservatively Managed Portfolio has provided consistent performance over the long term with an average annual return for the trailing 5-year period of more than 9.5% for both Class A and Class B shares (as of 6/30/95).* Of course, past performance is no assurance of future results.

  - LOWER VOLATILITY. The Conservatively Managed Portfolio has historically provided greater price stability (as measured by lower BETA) than Prudential IncomeVertible-Registered Trademark- Fund. BETA is a statistical measurement of the price volatility of one security, in this case a mutual fund, in relation to the entire stock market as measured by the Standard & Poor's 500 Stock Index.

  - REDUCED EXPENSES. Combining the funds may benefit you in the form of reduced expenses as a percentage of net assets.

  Please read the enclosed materials carefully for more complete information.

  Your vote is important, no matter how many shares you own. Voting your shares early may permit your Fund to avoid costly follow-up mail and telephone solicitation. After you have reviewed the enclosed materials, please complete, date and sign your proxy card and mail it in the enclosed postage-paid return envelope today.

[Prudential IncomeVertible-Registered Trademark- Fund, Inc. Letterhead]

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  Thank you for the confidence you've placed in the Prudential Mutual Funds. We hope to continue to earn it in the years to come.

                              Sincerely,

                              /s/ Richard A. Redeker
                              Richard A. Redeker
                              President, Prudential
                              IncomeVertible-Registered Trademark- Fund, Inc.


  * SEC Average Annual Total Return as of 6/30/95 for Prudential Allocation Fund (Conservatively Managed Portfolio)

                                                                    Since     Date of
                                       Year   3 Years   5 Years   Inception  Inception
                                      ------  -------   -------   ---------  ---------
  Class A Shares . . . . . . .         7.78%   8.49%     9.55%      9.91%      1/90
  Class B Shares . . . . . . .         7.57%   8.68%     9.70%      8.35%      9/87
  Class C Shares . . . . . . .         N/A     N/A       N/A        N/A        8/94

     _______________________
     Source: Prudential Mutual Fund Management. Past performance is not indicative of future results. The principal value and investment returns will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. The calculation of average annual total returns assumes the effects of the current maximum applicable front-end sales charge for Class A shares and contingent deferred sales charges for Class B shares and Class C shares. On August 1, 1994, the maximum front-end sales charge for Class A shares of Prudential Allocation Fund (Conservatively Managed Portfolio) was reduced from 5.25% to 5.00%. Calculations using the maximum front-end sales charge in effect prior to August 1, 1994 would have resulted in lower average annual total returns for Class A shares. Class B shares of the Portfolio are subject to a 6-year contingent deferred sales charge (CDSC) of 5%, 4%, 3%, 2%, 1% and 1%. Class C shares have a 1% CDSC for one year. No relevant performance information is available for Class C shares because they have been in existence for less than one year. Class B shares will automatically convert to Class A shares on a quarterly basis, after approximately seven years. Class A shares, Class B shares and Class C shares have a common portfolio.

     Performance results through 7/31/94, the Portfolio's fiscal year end, can be found in the enclosed materials.